Exhibit 10.23

OBAGI GLOBAL HOLDINGS LIMITED

SHARE OPTION AGREEMENT

RECITALS

A.          The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Subsidiary and consultants and other independent advisors in the service of the Company (or any Subsidiary).

B.          Optionee is to render valuable services to the Company (or a Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

NOW, THEREFORE, it is hereby agreed as follows:

1.          Grant of Option.  The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.          Option Term.  This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.          Limited Transferability.

(a)          Except as provided in Section X of the Plan, this option, together with the Option Shares during the period prior to exercise, shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.

(b)          Prior to the date the Company’s Shares  first become publicly traded on an established stock exchange , this option, together with the underlying unexercised Option Shares, shall not be the subject of any short position, put equivalent position (as such term is defined in Rule 16a-1(h) under the 1934 Act) or call equivalent position (as such term is defined Rule 16a-1(b) of the 1934 Act).

(c)          Except as otherwise provided in Paragraph 3(a), until the date the Company first become publicly traded on an established stock exchange , this option, together with the underlying unexercised Option Shares, shall not be the subject of any pledges, gifts, hypothecations or other transfers, other than pursuant to the Company’s repurchase rights or in connection with a Change in Control in which this option shall terminate and cease to be outstanding.

4.          Dates of Exercise.  This option shall become exercisable in one or more installments as specified in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.          Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)          Should Optionee cease to remain in Service for any reason (other than death, Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option; ;provided, however, that if the vesting of any installment of such option is based upon the consummation of a Qualifying Transaction prior to the Expiration Date, which has not yet occurred, and all other vesting requirements with respect to such option have been fulfilled at the time of cessation of Service, then the Participant shall have forty-five (45) days from the date of a Qualifying Transaction during which to exercise any such installment of the option. Notwithstanding the foregoing, in no event shall this option be exercisable at any time after the Expiration Date.

(b)          Should Optionee die while this option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death shall have the right to exercise this option.  Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the  expiration of the twelve (12)-month period measured from the date of Optionee’s death; provided, however, that if the vesting of any installment of such option is based upon the consummation of a Qualifying Transaction prior to the Expiration Date, which has not yet occurred, and all other vesting requirements with respect to such option have been fulfilled at the time of cessation of Service, then the option shall lapse and cease to be outstanding upon the expiration of the twelve (12)-month period measured from the date a Qualifying Transaction is consummated. Notwithstanding the foregoing, in no event shall this option be exercisable at any time after the Expiration Date.

(c)          Should Optionee cease Service by reason of Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, provided, however, that if the vesting of any installment of such option is based upon the consummation of a Qualifying Transaction prior to the Expiration Date, which has not yet occurred, and all other vesting requirements with respect to such option have been fulfilled at the time of cessation of Service, then the Participant shall have twelve 12 months from the date of a Qualifying Transaction in which the exercise any such option. Notwithstanding the foregoing, in no event shall this option be exercisable at any time after the Expiration Date.

(d)          During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6.  This option shall not become exercisable for any additional Option Shares whether pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, following Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with Optionee.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

(e)          Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding and any Option Shares received by Participant upon exercise of this option may be subject to recoupment by the Company in accordance with Section XI.F of the Plan.

6.          Change in Control.  Should a Change in Control occur during Optionee’s period of Service, then this option will be subject to the provisions of Section XII of the Plan.

7.          Adjustment to Option Shares.  In the event of any of the following transactions affecting the outstanding Shares as a class without the Company’s receipt of consideration: any share split, share dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting the Shares without the Company’s receipt of consideration or in the event of a substantial reduction to the value of the outstanding Shares as a result of a spin-off transaction or extraordinary distribution or should there occur any merger, consolidation, reincorporation, or other reorganization, then equitable adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price.  The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

8.          Shareholder Rights.  The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

9.          Manner of Exercising Option.

(a)          In order to exercise this option with respect to all or any part of the Option Shares, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)          Execute and deliver to the Company a Notice of Exercise for the Option Shares for which the option is exercised.

(ii)          Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)          cash or check made payable to the Company;

(B)          should the Shares be publicly traded on an established stock exchange at the time this option is exercised, in Shares valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Company’s earnings for financial reporting purposes; or

(C)          should the Shares be publicly traded on an established stock exchange at the time this option is exercised, through a special sale and remittance procedure pursuant to which Optionee shall concurrently provide irrevocable instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Company for purposes of administering such procedure in compliance with any applicable pre-clearance or pre-notification requirements) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the  purchased shares plus all applicable taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Company in connection with the option exercise.

(iii)          Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv)          Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of applicable securities laws.

(v)          Make appropriate arrangements with the Company (or Subsidiary employing or retaining Optionee) for the satisfaction of all applicable tax withholding requirements applicable to the option exercise.

(vi)          As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(b)          In no event may this option be exercised for any fractional shares.

10.          RIGHTS OF FIRST REFUSAL.  ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THIS OPTION SHALL BE SUBJECT TO CERTAIN RIGHTS OF THE COMPANY AND ITS ASSIGNS TO REPURCHASE THOSE SHARES IN ACCORDANCE WITH THE TERMS SPECIFIED IN THE PLAN AND/OR THE NOTICE OF EXERCISE.

11.          Compliance with Laws and Regulations.

(a)          The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such exercise and issuance.

(b)          The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.  The Company, however, shall use its best efforts to obtain all such approvals.

12.          Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

13.          Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14.          Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

15.          Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of Delaware without resort to that state’s conflict-of-laws rules.

16.          Shareholder Approval.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of Shares that may be issued under the Plan as last approved by the shareholders, then this option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan.

17.          Code 409A Waiver and Release.

(a)          Optionee hereby agrees and acknowledges that the Board has taken reasonable steps to value the Shares and to set the Exercise Price at the fair market value per Share on the Grant Date so that the option will not be treated as an item of deferred compensation subject to Code Section 409A.  However, because the Shares are not readily tradable on an established securities market, there can be no assurance that the Exercise Price is at least equal to the fair market value per Share on the Grant Date.  Were the Internal Revenue Service to conclude that the Exercise Price is in fact less than such fair market value and that the option is accordingly subject to Code Section 409A, then Optionee would be subject to the following adverse tax consequences:

(i)          As the option vests in accordance with the Vesting Schedule, Optionee would immediately recognize taxable income for federal income tax purposes equal to the amount by which the fair market value of the Option Shares which vest at that time exceeds the Exercise Price payable for those shares.  The Company would also have to collect from Optionee the federal income and employment taxes which must be withheld on that income.  Taxation would occur in this manner even though the option remains unexercised.

(ii)          Optionee may also be subject to additional income taxation and withholding taxes on any subsequent increases to the fair market value of the Option Shares purchasable under the vested option until the option is exercised or cancelled as to those Option Shares.

(iii)          In addition to normal income taxes payable as the option vests, Optionee would also be subject to an additional tax penalty equal to 20% of the amount of income Optionee recognizes under Code Section 409A when the option vests and may also be subject to such penalty as the underlying Option Shares subsequently increase in fair market value over the period the option continues to remain outstanding.

(iv)          There will also be interest penalties if the resulting taxes are not paid on a timely basis.

(b)          Optionee hereby further agrees and acknowledges that Optionee may incur the same or similar tax consequences, including (without limitation) a second penalty tax, under state income tax laws.  Optionee accepts the risk of any unfavorable tax consequences under applicable state laws to options granted with an Exercise Price less than the fair market value of the Option Shares on the Grant Date.

(c)          Optionee hereby agrees to bear the entire risk of such adverse federal and state tax consequences in the event the option is deemed to be subject to Code Section 409A and hereby knowingly and voluntarily, in consideration for the grant of the option, waives and releases any and all claims or causes of action that Optionee might otherwise have against the Company and/or its Board, officers, employees or shareholders arising from or relating to the tax treatment of the option under Code Section 409A and the corresponding provisions of any applicable state income tax laws and shall not seek any indemnification or other recovery of damages against the Company and/or its Board, officers, employees or shareholders with respect to any adverse federal and state tax consequences or other related costs and expenses Optionee may in fact incur under Code Section 409A (or the corresponding provisions of state income tax laws) as a result of the option.

18.          Additional Terms Applicable to an Incentive Option.  In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

(a)          This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares:  (i) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Disability or (ii) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Disability.

(b)          No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Shares for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of any earlier installments of the Shares and any other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate.  Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(c)          Should Optionee hold, in addition to this option, one or more other options to purchase Shares which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

19.          Electronic Delivery.  The Company may, in its sole discretion, decide to deliver by email or other electronic means any documents related to Optionee’s current or future participation in the Plan, this option, the Option Shares, any other securities of the Company or any other Company-related documents, including notices to shareholders required by applicable law, the Company’s Certificate of Incorporation and/or Memorandum and Articles of Association.  Optionee hereby (i) consents to receive such documents by email or other electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.  The Company may deliver the above-described documents to Optionee by sending a communication to Optionee’s email address set forth under Optionee’s signature on the Grant Notice or, if no email address is set forth on the Grant Notice, to the last email address for Optionee the Company has on file.

20.          Definitions.  All capitalized terms used but not defined herein shall have the meanings given to them in the Plan. In addition, the following definitions shall be in effect under the Agreement:

(a)          Agreement shall mean this Share Option Agreement.

(b)          Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

(c)          Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

(d)          Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

(e)          Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

(f)          Grant Notice shall mean the Notice of Grant of Share Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

(g)          1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(h)          Notice of Exercise shall mean the notice of exercise and purchase agreement in substantially the form of Exhibit B to the Grant Notice.

(i)          Option Shares shall mean the number of Shares subject to the option.

(j)          Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

(k)          Plan shall mean the Company’s 2021 Share Incentive Plan.

(l)

(m)          Vesting Schedule shall mean the vesting schedule specified in the Grant Notice pursuant to which this option is to vest and become exercisable for the Option Shares in a series of installments over Optionee’s period of Service.